Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS AND BRACKETS, HAS BEEN OMITTED FROM EXHIBIT 99.2 TO GEVITY HR, INC.‘S CURRENT REPORT ON FORM 8-K DATED DECEMBER 22, 2004, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AIG Risk Management, Inc
A Member Company of American International Group, Inc

Gevity HR, Inc.

1/1/05-06

Workers Compensation/Employers Liability

Final Bound Proposal

AIG

Prepared by Michael Brundage
12/16/04

AIG Risk Management
80 PINE STREET, THIRD FLOOR
NEW YORK, NEW YORK 10005
(212) 770-3708/ Fax (212) 480-2239

The following item is a Binder prepared by AIG Risk Management, which describes the coverages, terms and conditions that AIG Risk Management and Gevity HR intend to implement in the context of Gevity HR’s Workers Compensation Risk Management Program effective 1/1/2005. This binder incorporates a Deductible Buy-Back Policy issued by a member company of AIG covering a portion of Gevity’s expected deductible losses.

The Binder contemplates the following terms:

1.	Based on unmodified manual premium of $153,921,229 with corresponding estimated modified premium of $179,071,677. Rates outlined within this proposal will be applied to unmodified manual premium.
With respects rate changes & potential impact to Gevity: Rate changes made during the course of an in force policy would not apply until the renewal of the subsequent policy term unless there is an anniversary rating date.
2.	Receipt of first installment due prior to inception.
3.	Annual manual premium growth of no more than (*)% in the states of CA, GA , TX, or FL ((*)% as respects FL) individually and no more than (*)% in the aggregate. If calculated at monthly audit (*)% or greater premiums are found for states other than FL (FL is (*)%), we would retain the right to immediately increase and bill excess premium and collateral by 1.25 times the relative exposure in the applicable states above the trigger.
4.	If actual surcharges including NY second injury exceed the deposit indicated below, Gevity will be responsible for the additional cost.
5.	Continued compliance with monthly voluntary audits.
6.	This binder contemplates that there are no material changes between the date of this binder and expiration. If a material change should occur, we reserve the right to re-price account immediately and change our collateral requirements. Material change is defined as inclusive but not limited to: changes in management team, changes in manual rate profile of Gevity, deterioration in either Gevity’s financials or projected losses under the current program, acquisitions or transfer in whole or in part of another similar organization or book of business, any breach of our current contract.
7.	This binder is net of brokerage commission.
8.	Issuance of Deductible Buy-Back Policy, by a member Company of AIG, covering deductible losses up to an aggregate of $18,000,000. In addition to providing coverage up to the $18,000,000 aggregate, the deductible Buy-Back policy will provide $20,000,000 of aggregate stop coverage above a $201,000,000 attachment point. The $201,000,000 attachment point is a minimum and adjustable upwards only based on audited unmodified premium.

Estimated Exposures

$4,591,169,990 estimated payroll excluding monopolistic states

Retained Amount

Workers' Compensation and Employers'	*$2,000,000	Each accident or each
Liability under state Law		person for Disease
Workers' Compensation and Employers'	$2,000,000	Each Accident or each
Liability under Federal Law		person for Disease

* Minnesota $1,520,000

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Treatment of Allocated – “Pro- Rata” in accordance with the following definition:

“Allocated Loss Adjustment Expenses” or “ALAE” means all court costs and court expenses; pre- and post-judgement interest; fees for service of process; attorneys’ fees; cost of undercover operative and detective services, costs of employing experts; costs for legal transcripts; costs for copies of any public records; costs of depositions and court-reported or recorded statements; costs and expenses of subrogation; and any similar fee, cost or expense reasonably chargeable to the investigation, negotiation, settlement or defense of a loss or a claim or suit against you, or to the protection and perfection of your or our subrogation rights.

        “ALAE” shall not include:

1.	Fees payable to the Claims Service Provider as set forth in its fee schedules payable by us, nor;
2.	the salary, employee benefits, or overhead of any of our employees, nor
3.	the fees of any attorney who is our employee or under our permanent retainer; nor
4.	the fees of any attorney we retain to provide counsel to us about our obligations, if any, under any policy issued by us or our affiliated company(ies), with respect to a claim or suit against you.

        “Allocated Loss Adjustment Expenses” Included as Reimbursable Amount or Subject Loss

        All or a part of ALAE calculated according to the following formula:

a) If we have NO obligation under the Policies to pay damages, benefits or indemnity, all ALAE up to the applicable Deductible or Loss Limit and 100% of all ALAE in excess thereof; or

b) If our obligation to pay damages, benefits or indemnity under the Policies exceeds zero ($0), all ALAE times the amount of our obligation to pay damages, benefits or indemnity up to the applicable Deductible or Loss Limit, divided by the total amount of our obligation to pay damages, benefits or indemnity.

Program Components

Total Pay-In	$125,187,569
Pay-In Loss Provision	$100,000,000	(Includes $18,000,000 loss Provision for deductible Buy-Back policy)
Pay-In Insurance Company Expenses(1)	$ 25,187,569
• Profit and Administration	$ (*)
• Excess Premium	$ (*)
• Insurance Charge	$ (*)
• Claims Administration	$ (*)
• Tax/RMLs/ Board & Bureaus	$ (*)
• Deductible Buy-Back Taxes	$ (*)
• NY State Assessment Charge	$ (*)
Estimated Workers Compensation Surcharges	$ 637,627	(In addition to Total Pay-In above)
Adjustable based upon audited premium
Annual Unmodified Manual Premium	$153,921,229
Estimated Monthly Unmodified Manual Premium	$ 12,826,770	1st )
	$ 12,826,769	(each of the next 11 months)

(1)	Does not include potential premium taxes on deductible reimbursements except for those states identified in the schedule to the Payment Agreement. If a determination is made by any state regulatory authority that deductible reimbursements are taxable as premium or subject to assessments, you will be charged for said taxes and assessments.

(2)	Claims Administration Expense Payin = $(*). Predicated on assumption of (*)% LCF off Incurred Losses limited to $1,000,000 per occurrence ((*)). To be adjusted annually based on calculation of ultimate loss using LDFs identified within the proposal times applicable LCF.

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Our binder contemplates Gevity successful elimination of F.E.T. – Should F.E.T. be assessed this charge will be passed along to Gevity.

(3)	The Tax Amount show above reflects our estimate of taxes, Risk Market Loads (RML’s) and Board & Bureau Charges in effect currently for all states.

Monthly/Quarterly Premium Adjustment

        We will require Monthly voluntary payroll audits, supplemented with quarterly physical audits:

•	On a Monthly basis we will calculate the premium based upon the voluntary payrolls submitted and compareto the estimated premium. Any additional or return premium will be due on a quarterly basis. If the resulting additional premium is 10% or greater, including on a cumulative monthly basis, the associated additional allocation for loss provision will be subject to an additional buffer of (*)%. The (*)% collateral buffer will apply to the loss provision of all additional premium once the growth of that additional premium reaches 10% or more. Such additional premium and collateral will be collected on a quarterly basis.

•	On a Quarterly basis a physical audit will be performed and compared to the estimated premium. If there is a difference of 15+% or greater than projection then future monthly physical audits will be required.

•	Premium to be paid-in in accordance with installment schedule shown below. The original calculation of the premium is subject to the following:

•	Unmodified Standard Premium is within 20% of the original estimated amount. If the variance is greater an entirely new analysis will be performed.

•	P&A and Excess Premium are subject to a 90% minimum based on the original calculation of program costs or $(*). No further reduction in these costs will be made.

•	(New Monthly Unmodified Manual Premium less Est. Monthly Premium) x.8133 = A/P or R/P is subject to the following:

•	The change in pay-in premium from the resulting unmodified manual premium will be allocated 79.88% to loss provision and 20.12% to insurance company expenses.

•	The monthly adjustment is subject to a minimum loss provision of $7,083,333 (85% of Anticipated Loss Provision) and minimum expenses as detailed below. If cancelled prior to end of a full annual term either by GEVITY or AIG – an interim adjustment will be conducted based on unmodified manual premium on YTD basis (subject to expense minimum as outlined below).

•	The additional/return unmodified premium will be calculated in accordance with the monthly underwriting information provided by GEVITY. The additional/return premium will be applied to the following monthly installment.

•	If the total amount of claims we shall have paid on your behalf exceeds the loss provision funding collected for (3) consecutive billing periods within the first twelve months, we may require you to pay us additional funds.

Insurance Company Expense Annual Adjustment

At premium audit, approximately 18 months from inception of the program, the following expenses will be adjusted. Premiums shown below represent pay-in premiums as outlined on page 3.

•	Taxes – $(*) . Adjustable off the Unmodified Manual Premium at a rate of (*)%.

•	NY State Assessment Charge of $(*) will be subject to audit based on the final Standard WC Premium.

•	Claims Administration — $(*) pay-in

•	LCF option selected multiplied by Ultimate Loss as calculated annually using the LDFs contained within the binder.

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

•	Excess Premiums and Profit and Administration = $(*) Audited Unmodified Manual Premium times (*)%; subject to 90% minimum.

•	Surcharges and Assessments = $637,627

Surcharges and Assessments

The special surcharges and assessments will be adjusted based on the rates in effect during the policy period.

Any references made in this proposal to taxes or tax rates or assessments are subject to change if such taxes or tax rates or assessments are changed or modified by the respective taxing authority (ies) prior to inception or following inception. You shall be obligated for any resulting increase that occurs.

Other Annual Adjustment:

At premium audit, approximately 18 months from inception of the program, the following item will also be adjusted:

—Aggregate Stop Attachment Point: $201,000,000 minimum and adjusted at a rate of 1.3059 per $1 of audited unmodified premium. — Insurance Charge : $(*) Flat

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Loss Provision Annual Adjustment

The losses will be adjusted based on losses valued at eighteen months after inception and annually thereafter. There is no Minimum or Maximum Loss Provision.

The Additional/Return Loss Provision will be:
The difference between (Ultimate Losses) and (Loss Provision amount collected during the policy period)

The formula for the ultimate losses is as follows:

Ultimate Losses = Incurred Losses capped at the retention for the period of 1/1/05-1/1/06, valued as of 7/1/06 x loss development factor. The loss development factors are as follows:

@ 18 months (*)
@ 30 months (*)
@ 42 months (*)
@ 54 months (*)
@ 66 months (*)
@ 78 months (*)

Determination of loss provision adjustment after 78 months will be addressed in the Payment Agreement.

Installments

The premium and surcharges are due and payable according to the following schedule:

Due 1/1/05: $11,069,926 and 11 equal installments of $10,432,297 due 2/1/05 through 12/1/05.

If the first installment is not received prior to the inception date coverage will not incept. If the remaining payments are not received prior to the due date the policies will be cancelled for nonpayment of premium.

Surcharges of $637,627 is included in the first installment.

Collateral Requirement

The current collateral requirement for 1/1/05-06 will be $100,000,000. This is our original assessment of loss pick. The collateral requirement for 1/1/05-06 will be provided as follows:

>	$18,000,000 through a Deductible Liability Protection Policy (“Deductible Buyback”) issued by a member company of American International Group, Inc.

>	$82,000,000 through Hybrid RCAMP.

G.L. and A.L. pricing and collateral requirements are outlined on a separate proposal. However Gevity’s obligations under W.C., G.L. and A.L. continue to be cross-collateralized.

The collateral will be reviewed on a annual basis.

Security will be on a depleting basis. Using the Deductible Buyback and the Hybrid RCAMP as collateral, retained losses will first be paid out of the Deductible Buyback until $18,000,000 is exhausted then Hybrid RCAMP will be responsible for the next $82,000,000. No monthly loss billings will go to the insured.

The captive collateral pay-in during the 1/1/05 – 1/1/06 period will be adjusted on a quarterly basis during the policy period based on the following formula:

Annual unmodified manual premium x.6497 = Total Captive Collateral Requirement

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Please note the Total Captive Collateral requirement is subject to a minimum of $85,000,000 [approximately 85% of collateral amount above] until the first loss provision annual adjustment at 18 months after inception for 2005-06 program year. The minimum is not the minimum collateral amount AIG must hold at any given time over the first eighteen months, but instead the amount that must be paid in over the first year. In other words, if the unmodified manual premium after the twelfth monthly adjustment is so low that it triggers the minimum of $85,000,000, AIG will compare the minimum to what was submitted in collateral over the year, in lieu of to what was on hand after depletion for paid losses.

If the program does not renew, then the collateral will be adjusted annually in accordance with the terms outlined in the Payment Agreement and there will be no return of collateral until 30 months from inception.

The Hybrid RCAMP portion of this deal will be structured as follows:

We will issue You Deductible Policies. Your captive, in turn, will issue You a Deductible Reimbursement Policy providing coverage for the same liabilities referenced in the policies we issue to you for the first $2,000,000 per occurrence.

Under the Hybrid RCAMP collateral option, You assign your rights under the captive issued Deductible Reimbursement to Us. Furthermore, We will reinsure Your captive for liabilities it assumes under the Deductible Reimbursement Policy.

This deal will be documented via an Assignment Agreement, Reinsurance Quota Share Agreement and the Payment Agreement/Schedule of Policies & Payments. The Assignment Agreement and the cash premium received via this reinsurance transaction will service to collateralize Your Deductible Obligations to Us.

The Captive has two Investment Selection options at its disposal which are referenced below:

Investment Selection Options

1.     One-Year rate

Under this option, We would guarantee a fixed rate of return on the Reinsurance Premium set at an enhanced spread of (*) basis points over the 6-month U.S. Constant Maturity Treasury yield as it reads the day we are in receipt of the first installment of the Reinsurance Premium. The interest rate will reset annually based on then current market conditions. Should the Captive cancel the Reinsurance Quota Share Agreement at any time prior to January 1, 2006, it is understood and agreed that interest will be deemed to have accrued from the date the premium is delivered to us, to the date of cancellation, at the 1-month U.S. Constant Maturity Treasury yield as it read the day we were in receipt of the first installment of Reinsurance Premium.

2.     Interest rate payable until all claims are closed

Under this option, We would guarantee a fixed rate of return on the Reinsurance Premium set an enhanced spread of (*) basis points over the 3-year U.S. Constant Maturity Treasury yield as it reads the day we are in receipt of the first installment of the Reinsurance Premium. Said rate would be in effect until all claims were closed. Should the Captive cancel the Reinsurance Quota Share Agreement at any time, it is understood and agreed that interest will be deemed to have accrued from the date the premium is delivered to us, to the date of cancellation, at the applicable interest rate as per the following Interest Rate Penalty Schedule.

The aforementioned (*) basis point spread over the 3-year U.S. Constant Maturity Treasury yield may increase to a maximum spread of (*) basis points over the 3-year U.S. Constant Maturity Treasury yield. We will make the final determination of the guaranteed spread at such time as the first installment of the Reinsurance Premium is received.

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Interest Rate Penalty Schedule

Cancellation Date	Interest Rate *
Prior to January 1, 2006	1-Month CMT
January 1, 2006 - January 1, 2007	6-Month CMT
January 1, 2007 - January 1, 2008	1-Year CMT
January 1, 2008 - January 1, 2009	(1-Year CMT + 2-Year CMT)/2
January 1, 2009 - January 1, 2010	2-Year CMT
January 1, 2010 - January 1, 2011	2-Year CMT
January 1, 2011 - January 1, 2012	(2-Year CMT + 3-Year CMT)/2
January 1, 2012 - January 1, 2013	(2-Year CMT + 3-Year CMT)/2
January 1, 2013 - January 1, 2014	3-Year CMT
January 1, 2014 - January 1, 2015	3-Year CMT
January 1, 2015 until All Claims Closed	3-Year CMT + 20 basis points

* as each read, the day the first installment of the Reinsurance Premium is received

For either Investment Selection Option referenced above, we will credit you additional interest accrued monthly on the $82,000,000 in Reinsurance Premium on the daily cash balances of the $18,000,000 referenced above, calculated at a rate dependent upon which option you select.

Under either Investment Selection Option, the Captive will receive a monthly accrued interest statement, detailing the opening fund balance, less losses paid in each particular month, along with interest earned on the average investable balance. This binder contemplates that we will not collect Escrow. Therefore, the monthly accrued interest statement will evidence losses being paid at the mid-point of each month.

Should the Federal Reserve lower the targeted Federal Funds rate at any time prior to the receipt of the first installment of the reinsurance premium, both investment selection options will become null and void.

Underwriting Guidelines

At a minimum we will not provide coverage for the following

• (*)

The following clients must be referred to AIG for approval

• (*)

Referral Items

• Policy Issuance and Weekly reporting Information

• 4 years including current policy period currently valued hard copy loss information

• Historical Payroll Information

o Application

Policy Issuance and Weekly Reporting Information Guidelines

Client name
Mailing address
Schedule of working locations
Governing class or SIC code
Description of Operations
Payroll by classification Code by State
Current Experience modification
Bureau file number
Anniversary rating date

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Federal Unemployment ID number
Head count by location / total leased, total by employer
Effective date of added/terminated client
Indiana Unemployment Id # (7 digit, numeric)
Minnesota Unemployment Id# (7 digit, numeric)
New Jersey Unemployment Id# (7 digit, numeric)
New York Unemployment Id# (7 digit, numeric)
Vermont Unemployment Id# (7 digit, numeric)
New Mexico Unemployment Id# (7 digit, numeric)
New Hampshire and New Mexico phone numbers per locations
New Hampshire and New Mexico Contact Name per Location
New York Contact Name per Location
Alaska Contact Named per Location
Department of Labor # for the state of Hawaii

Special Conditions

You must execute and return an original executed copy of both the Payment Agreement and the Schedule, and any other documents we deem necessary to adequately document the terms of the program, to us at our address shown above within 30 days after the Effective Date above.

If not so returned and delivered, we may void the Finance Plan summarized herein and set forth in detail in the Payment Agreement. Upon our notice of our voiding of the Finance Plan to you at your address shown above, the entire amount of the “Estimated Total Cost” specified under FINANCE PLAN herein will become immediately due and payable to us in cash at our address shown above. Failure to pay such amount within 10 days thereafter shall entitle us to cancel the insurance and any reinsurance and to terminate all services under this Program by notice to you when not less than 10 days thereafter the cancellation and termination shall become effective.

Claims Administration

Claims will be handled by AIG Claims Services, Inc. The claims administration pricing is included in the insurance company expenses. Rehabilitation and managed care services are billed separately at prevailing rates. Claim Investigations conducted by the Investigative Services Division to assist the claims adjusters are an allocated expense and charged to the file at Prevailing Time & Expense. Fraud investigations conducted for the purpose of criminal prosecution are not billed to the file and considered part of the overall claim fee.

The claims administration charges include four intellirisk setups and 12 monthly tape to tape triangles to Marsh STARS system. If the program does not renew, AIG agrees to continue to provide access to Intellirisk setups and monthly tapes as long as Gevity requires, at prevailing rates. Also if the program does not renew, AIG will continue to grant access to data and tape to tape triangles to Marsh at prevailing rates.

Allocated loss adjustment expenses, as defined above, are not included in the Insurance Company expenses.

Loss Control Services

We understand that Gevity HR’s loss control professionals are providing ongoing loss control services to your clients and that additional loss control services have not been requested as part of the AIG program. Only those loss control surveys needed for underwriting purposes and those services mandated by state regulatory requirements will be included in the AIG program. Of course, additional loss control services can be provided on an unbundled basis at any point during the policy year.

AIG Consultants will provide a Technical Services Manager – (*) — to manage the delivery of all services. We maintain a nationwide network of loss control consultants to provide service at your key clients’ facilities, which can serve as a cost effective complement to the work done by Gevity’s field risk consultants. AIG Consultants, Inc. can provide personnel with experience and expertise commensurate with the services needed. Ergonomic and/or

(*)	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

industrial hygiene specialists can be provided as appropriate. Consultant training and/or specialty training in industrial hygiene/ergonomics can be provided to your field risk consultants. To ensure readily available competent consultants near our clients various locations, we maintain a complement of approved subcontractor consultants to supplement our internal loss control professionals. These subcontractors are subject to our Quality Management System approval process as a requirement of AIG Consultant’s Inc. ISO 9000 certification.

Coverages
A specimen policy will be prepared for the MCP states with all appropriate forms attached and this will serve as the master sample for each of those states where multiple policies are required. All endorsements may not be approved for use in all states and we can only include those endorsements where they are approved.

Named insured will include all Gevity HR, Inc. affiliated or subsidiary entities for which payroll is reported to AIG Risk Management shown as follows:

Gevity HR, Inc. and it’s wholly-owned subsidiaries:

        Gevity HR L.P.

        Gevity HR II, LP.

        Gevity HR III, LP.

        Gevity HR IV, L.P.

        Gevity HR V , L.P.

        Gevity HR VI, L.P.

        Gevity HR VII, L.P.

        Gevity HR VII, L.P.

        Gevity HR IX, L.P.

        Gevity HR X, L.P.

         Gevity HR XI, LLC

         Gevity HR XII Corp.

         Gevity HR XIV, LLC

         Staff Leasing, LLC.

         Concorda Insurance Company Limited

A	Workers' Compensation	Statutory
B	Employers Liability Limits:	$2,000,000 per Occurrence/Accident
$2,000,000 Policy Limit Disease
$2,000,000 each Employee Disease
C	Stop Gap Employers Liability applies
in Monopolistic States, Canada &
	Puerto Rico	$2,000,000 per Occurrence/Accident
$2,000,000 Policy Limit Disease
$2,000,000 each Employee Disease
D	Other States Coverage All States,
excluding Ohio, West Virginia, North
Dakota, and Washington (for the
1992 form delete Part three, A.4).
E	USL&H	$2,000,000 per Occurrence/Accident

Extensions of Coverage - in addition to all State required endorsements

1)	-Voluntary Compensation: (WC 60904 8/94)
Applies All States except Monopolistic States
Designated Law: State of Hire
- Foreign Voluntary Compensation: (This coverage applies to U.S. citizens and non-US citizen and residents of the U.S. injured outside the U.S.)

Limit:	(Annual Reinstatement)
Any One Employee:	$ 2,000,000
Policy Limit:	$ 2,000,000
Designated Law:	State of Hire
Covers B.I. from Endemic Disease
Includes Repatriation Expenses	$25,000 each employee
2)	Alternate Employer Endorsement – blanket basis using the following wording: All employee leasing clients of Gevity HR and as respects the “State” – any state listed in item 3.A. of the information Page” and “Contract” – All agreements between Gevity HR and their employee leasing clients.
3)	Waiver of Subrogation -against third parties where clients required it (on approval basis). It is understood and agreed that notwithstanding anything to the contrary contained in the policy, the company waives the right of subrogation as respects the insured’s right of recovery against any person to which the insured has agreed to waive subrogation.
4)	United States Longshoremen and Harbor Workers Act (WC 00 01 06 A)
5)	Notice of Occurrence
6)	Knowledge of Occurrence
7)	Maritime Coverage (Jones Act) is included in Employers Liability Limits
8)	Voluntary Compensation Maritime Coverage
9)	Outer Continental Shelf Lands Act Coverage
10)	Sole Proprietors, Partners, Officers and Other Coverages
11)	Cancellation and Non-renewal Notice – cancellation for non-payment 10 days and for cancellation other than non-payment and non-renewal 120 days.
12)	Federal Employers Liability Act Coverage — $2,000,000 each occurrence/$2,000,000 aggregate
13)	Unintentional Non-Disclosure of Hazards
14)	Florida Employment and Wage information and Release Endorsement
15)	Designated Workplace Endorsements where required
16)	New York, Missouri and Massachusetts limit of Liability endorsements

17)	Ohio Employers Liability Coverage Endorsement
18)	All State required Employers Liability Coverage endorsements
19)	Amendatory Endorsement — Insurance applies to B.I. to “corporate employees” of the named insured (not ‘clients employees’, i.e. work site employees leased to clients) participating in any recreation activities sponsored by or with the permission of the Named Insured.
20)	Texas employee provider/client company endorsement (if needed)
21)	Texas exempt employees coverage endorsement
22)	Texas employee leasing client endorsement
23)	New Hampshire Sole Representative endorsement
24)	Rhode Island Direct Liability Statute & Safety Inspection endorsements.
25)	S. Dakota Direct Action Statute endorsement.
26)	New Mexico Safety Device Coverage endorsement.
27)	Massachusetts, Missouri and Oklahoma Construction Classified Adjustment endorsements.
28)	Oklahoma Fraud Warning endorsement.
29)	State Safety Workplace endorsements.
30)	S. Dakota Managed Care endorsement.
31)	Wisconsin – Guaranteed Cost policy subject to $2,000,000 retention.
32)	Maine inspection Immunity Endorsement
33)	Missouri Property and Casualty Guaranty Association Endorsement

All State required / mandatory endorsements

Note Defense Base Act Coverage will be provided by AIG WorldSource on a separate policy at no additional charge if the exposure is incidental or “if any” basis. However if it is determined that there is significant exposure to Defense Base Act Coverage, we will advise you of the additional charge.

This binder contains a broad outline of coverage and does not include all the terms, conditions and exclusions of the policy (or policies) that may be issued to you. The policy (or policies) contain the full and complete agreement with regard to coverage. Please review the policy (or policies) thoroughly upon receipt and notify us promptly in writing if you have any questions. In the event of any inconsistency between the final bound proposal and the policy, the policy language shall control unless the parties agree to an amendment.

This binder is intended to be a statement of the mutual interest of the parties with respect to the Workers Compensation Risk Management program described above and is subject to execution and delivery of a mutually satisfactory Payment Agreement, RCAMP Agreement, and Collateral Trust Agreement. The parties will become legally obligated with respect to the Workers Compensation Risk Management program described above only in accordance with the terms contained in the Payment Agreement, RCAMP Agreement and Collateral Trust Agreement relating thereto if, as and when such document has been executed and delivered by the parties.

SIGNATURES

Acknowledged on behalf of AIG Risk Management, Inc.	Acknowledged on behalf of Gevity HR, Inc.
Signed by /s/ Thomas Agnello	Signed by /s/ Wade Latham
Thomas Agnello Regional Manager, National Accounts	Wade Latham Vice President, Risk Management
Dated December 16, 2004	Dated: December 16, 2004